FOR IMMEDIATE RELEASE                            For further information:

                                                 Cynthia A. Bond
                                                 Director, Investor Relations
                                                 SFX Broadcasting, Inc.
                                                 (212) 407-9126

                   SFX BROADCASTING TO ADD FOURTH HARTFORD FM

                       Buying WWYZ(FM) for $25.25 Million

NEW YORK, October 24, 1996 -- SFX Broadcasting, Inc. (NASDAQ: SFXBA) announced today that it has agreed to acquire the stock of radio station WWYZ(FM), serving the Hartford, Connecticut market from the Gilmore family for $25.25 million.

SFX currently owns and operates WMRQ(FM), WHCN(FM) and WPOP-AM, and will acquire WKSS(FM) as part of its acquisition of Multi-Market Radio, Inc. (NASDAQ: RDIOA).

Commenting on the transaction, Robert F. X. Sillerman, Executive Chairman of SFX Broadcasting, said, "We are extremely excited to be adding this excellent station to our Hartford roster. Not only has WWYZ consistently been one of the top three stations in Hartford, it is widely recognized as the top country station in the Northeast. Given SFX's proven success with country music stations, we are eager to combine our resources with the formidable franchise Preston Gilmore has created in Hartford. We anticipate superb results from this talented collaboration. The addition of this station, our fourth FM in Hartford, strengthens the powerhouse of radio we've created on the New Haven-Hartford-Springfield corridor."

Hartford is the forty-first largest metro market. Country-formatted WWYZ(FM) consistently ranks in the top three stations in terms of revenue and market share.

Kevin Cox of Philadelphia-based Media Services Group brokered the transaction.

This transaction is subject to the approval of the Federal Communications Commission and the notification requirements of the Hart-Scott-Rodino Act.

With the anticipated consummation of all previously announced transactions, SFX will own and operate or provide services to the following radio stations.

                          - list of stations follows -